Exhibit 10.14

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April 6, 1999

(Replacement Agreement for letter dated March 24, 1999)

Mr. Henry R. Baughman

Southern Graphic Systems, Inc.

2823 South Floyd Street

Louisville, KY 40209-1821

RE: Supplemental Pension Agreement

Dear Mr. Baughman:

As an employee of Southern Graphic Systems, Inc. (“SGS”), you are a participant in the Southern Graphic Systems, Inc. Pension Plan (the “Plan”) maintained by SGS. The Plan is a defined benefit pension plan that pays a retired participant a pension benefit computed on a formula, which is based in part on the participant’s “Compensation” (as defined in the Plan). Under the Plan, the term “Compensation” means basic annual earnings as of December 31 of each year; the definition specifically excludes nonrecurring compensation such as bonuses. This Plan is qualified under Section 401(a) of the Internal Revenue Code (IRC). Because it is a qualified plan, there are certain statutory limitations on the amount of benefits that may be paid to participants. Both Compensation used in determining pension benefits and the maximum allowable benefit payable from a qualified plan are limited by IRC.

In consideration for your continued employment with SGS, this will confirm that upon your retirement from employment with SGS at a time when you are entitled to begin receiving an immediate pension under the terms of the Plan, SGS agrees to pay you a pension benefit equal to the difference between (1) the pension benefit payable under the terms of the Plan and (2) the pension benefit that would have been payable under the terms of the Plan (a) if there were no statutory limits imposed by the Code either on compensation to be taken into account for computing benefits or on benefits payable under a qualified plan and (b) if the Plan had been amended effective January 1, 1998, so that the definition of “Compensation” for purposes of the Plan included any bonus paid to you in the year 1998 and in any future year until the date of your retirement.

At any time on or after the time at which you are within one year of first becoming eligible to retire under the terms the Plan, you shall have the right to file with SGS an election whereby your benefit under this agreement shall be paid in a form of a lump sum. Any such election shall become effective on the first day of the month following twelve full calendar months after it is filed with the SGS and shall remain in effect unless you subsequently revoke the election, which revocation shall become effective on the first day of the month following twelve full calendar months after it is filed with the SGS. If you retire or die before an election or revocation becomes effective, then the election or revocation is invalid. If you retire or die while a lump sum election is effective, then the lump sum shall represent SGS’s entire

Corporate Office:

2823 South Floyd St. / Louisville, KY 40209-1821

P.O. Box 32640 / Louisville, KY 40232

(502) 637-5443 / FAX: (502) 634-5298

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Mr. Henry R. Baughman

April 6,1999

obligation to or on behalf of you under this Agreement, including any obligation to your surviving spouse. While you are still employed, you may make or revoke an election at any time, subject to the rule stated above that no such election or revocation will be effective until the first day of the month following twelve full calendar months after it is filed with SGS. No election or revocation may be made after your retirement or death. Other provisions of the lump sum payment, including mortality table and interest rate, will be the same as those used in the Plan.

SGS and I reserve the right to amend, suspend or terminate this Agreement, in whole or in part, at any time and from time to time. Except as specifically set forth below, however, no such amendment, suspension or termination will affect the benefits to which you became entitled hereunder before the effective date of the amendment, suspension or termination. Notwithstanding the above, this Agreement will automatically terminate if you become covered by any other plan or agreement implemented by either SGS or Reynolds Metals Company (the “New Plan”) to the extent the New Plan promises a benefit similar in type or value to a benefit promised in this Agreement. If the New Plan is solely prospective in its application, then the benefit payable under this Agreement will continue to be payable to the extent accrued before the effective date of the New Plan; if the New Plan applies retroactively, however, it will replace this Agreement entirely, and no payments will thereafter be payable under this Agreement.

This Agreement will not be secured by any specific assets of SGS, and all benefit payments hereunder will be made from the general assets of SGS and will be based on your actual retirement date. Nothing in this letter should be construed to confer on you the right to remain an officer or an employee of SGS.

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Corporate Office:

2823 South Floyd St. / Louisville, KY 40209-1821

P.O. Box 32640 / Louisville, KV 40232

(502) 637-5443 / FAX: (502) 634-5298